EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS

FOURTH QUARTER AND FISCAL 2011 FINANCIAL RESULTS

•                                Net revenues of $154.3 million and net income of $11.3 million, or $0.92 per diluted share, for the three months ended September 30, 2011, compared to net revenues of $104.6 million and net income of $5.5 million, or $0.45 per diluted share, for the same period of fiscal 2010.

•                                Net revenues of $542.9 million and net income of $31.1 million, or $2.54 per diluted share, for fiscal 2011, compared to net revenues of $381.5 million and net income of $8.9 million, or $0.73 per diluted share, for fiscal 2010.  Net income for fiscal 2011 excluding a non-cash tax charge was $31.9 million, or $2.60 per diluted share.

•                                Regular quarterly cash dividend increased 10% to $0.22 per outstanding share of the Company’s common stock.

KOKOMO, IN, November 17, 2011 — Haynes International, Inc. (NASDAQ GM: HAYN) a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the fiscal fourth quarter and twelve months ended September 30, 2011.  In addition, the Company announced that its Board of Directors has authorized a quarterly cash dividend of $0.22 per outstanding share.

“Fiscal 2011 was marked by continuing quarter over quarter improvement in results compared to fiscal 2010. We generated net income of $31.1 million for the year, on net revenues of $542.9 million, a significant improvement over fiscal 2010, net income of $8.9 million and net revenues of $381.5 million,” said Mark Comerford, President and Chief Executive Officer. “Net revenues, volume and net income improved in each quarter, as demand in our end markets improved. We are encouraged by the positive trend in our end markets, most notably aerospace, and believe we are well-positioned to compete effectively in the coming year.”

Fiscal 2011 Results

Net Revenues. Net revenues were $542.9 million in fiscal 2011, an increase of 42.3% from $381.5 million in fiscal 2010, due to increases in volume and average selling price per pound.  Volume was 23.6 million pounds in fiscal 2011, an increase of 32.6% from 17.8 million pounds in fiscal 2010.  The total average selling price was $22.97 per pound in fiscal 2011, an increase of 7.3% from $21.41 per pound in fiscal 2010.  Average selling price increased due to improved customer demand, improved product mix and rising raw material costs, while volume increased due to improved customer demand. The Company’s consolidated backlog was $273.4 million at September 30, 2011, an increase of 84.7% from $148.0 million at September 30, 2010.  This increase reflects the combination of a 50.7% increase in backlog pounds and a 22.6% increase in backlog average selling price.

Cost of Sales. Cost of sales was $449.1 million, or 82.7% of net revenues, in fiscal 2011 compared to $327.7 million, or 85.9% of net revenues, in fiscal 2010. Cost of sales in fiscal 2011 increased by $121.4 million as compared to fiscal 2010 due to higher volume, higher raw material costs and increased production staffing to meet increased demand.

Selling, General and Administrative Expense. Selling, general and administrative expense was $41.2 million for fiscal 2011, an increase of $5.7 million, or 16.2%, from $35.5 million in fiscal 2010 due to higher headcount and personnel costs and a higher level of business activity, resulting in increased administrative and sales and marketing expenses.  Selling, general and administrative expenses as a percentage of net revenues decreased to 7.6% for fiscal 2011, compared to 9.3% for fiscal 2010, due to increased revenues.

Research and Technical Expense. Research and technical expense was $3.3 million, or 0.6% of revenue, for fiscal 2011, an increase of $0.4 million from $2.8 million, or 0.7% of net revenues, in fiscal 2010. The increase in cost between periods is due to expenses related to the commercialization of new alloys.

Operating Income. As a result of the above factors, operating income in fiscal 2011 was $49.3 million compared to operating income of $15.5 million in fiscal 2010.

Income Taxes. Income tax expense was $18.3 million in fiscal 2011, an increase of $11.6 million from an expense of $6.7 million in fiscal 2010, due primarily to higher pretax income generated in fiscal 2011.  The effective tax rate for fiscal 2011 was 37.0%, compared to 43.1% in fiscal 2010.  During the third quarter of fiscal 2011, Indiana enacted a corporate income tax rate decrease from 8.5% to 6.5% to be phased in over a period of four years. Additional income tax expense of $0.7 million was recorded in the third quarter reflecting our estimate of the decrease in the deferred tax asset, due to the lower state income tax rate. The prior year effective tax rate of 43.1% was primarily due to the impact of fixed permanent items on lower pretax earnings.

Net Income. As a result of the above factors, net income in fiscal 2011, including the one-time, non-cash tax charge of $0.7 million, was $31.1 million, an increase of $22.3 million from net income of $8.9 million in fiscal 2010. Net income excluding the one-time, non-cash tax charge was $31.9 million.

Backlog

Backlog dollars were $273.4 million at September 30, 2011, a decrease of approximately 5.3% from $288.6 million at June 30, 2011. This decrease was the result of a decrease in backlog pounds of 12.7% partially offset by an 8.5% increase in the backlog average selling price.

The backlog dollars declined in the fourth quarter due to the combination of the highest shipment quarter of the fiscal year in conjunction with a reduced level of order entry in the fourth quarter as compared to the previous two quarters. This slow down in order entry was the result of the typical summer slowdown due to the reduced activity in Europe, which was exacerbated by the uncertain economic conditions during our fourth fiscal quarter, particularly associated with the European banks and their holdings of sovereign debt. However, the backlog continues to reflect a significant amount of higher value alloys and forms compared to previous quarters which is resulting in the continued increase in backlog average selling price.

Capital Spending

Capital spending in fiscal 2011 was $14.4 million. Significant projects in fiscal 2011 included upgrades to the Company’s four-high Steckel rolling mill including a charging crane, automatic gauge controls and installation of an edger. The target for capital spending in fiscal 2012 is approximately $27.1 million, which includes approximately $5.0 million for additional remelting capacity, approximately $5.0 million for continued four-high Steckel rolling mill upgrades, approximately $10.0 million over the course of fiscal 2012 and 2013 for restructuring of the Company’s service centers and spending for the upgrade of the Company’s information technology system of $9.1 million, also split approximately equally between fiscal 2012 and fiscal 2013. The Company expects to spend approximately $20.0 million of the forecasted $27.1 million for fiscal 2012 on these items, with the remaining $7.0 million expected to be spent on a number of maintenance capital projects and upgrades.

Liquidity

During fiscal 2011, the Company’s primary sources of cash were cash on hand and cash from operations, as detailed below. At September 30, 2011, the Company had a zero balance on the revolver and cash and cash equivalents of approximately $60.1 million compared to cash and cash equivalents of approximately $64.0 million at September 30, 2010.

Net cash provided by operating activities was $19.6 million in fiscal 2011, as compared to cash used in operating activities of $19.0 million in fiscal 2010. Net income of $31.1 million in fiscal year 2011 was $22.2 million higher as compared to $8.9 million in fiscal 2010. At September 30, 2011, inventory balances (net of foreign currency adjustments) were approximately $17.9 million higher than at September 30, 2010. This increase in inventory was a result of higher manufacturing volumes in the fourth quarter of fiscal 2011 compared to the fourth quarter of fiscal 2010. Cash used from an increase of accounts receivable was $24.8 million in fiscal 2011, as compared to $15.8 million for fiscal 2010, as a result of higher fourth quarter sales. Pension and postretirement benefits was a use of cash of $6.5 million in fiscal 2011. Cash of $18.0 million was generated from increased accounts payable due to higher purchases of raw materials. Net cash used in investing activities was $14.3 million in fiscal 2011, as a result of capital expenditure spending. Net cash used in financing activities was $9.3 million primarily due to the payment of $9.8 million in dividends to shareholders.  As a result of the above, the cash balance decreased to $60.1 million at September 30, 2011, despite the growth in sales volumes.

The Company’s sources of cash for fiscal 2012 are expected to consist primarily of cash generated from operations, cash on hand, and, if needed, borrowings under the U.S. revolving credit facility. The U.S. revolving credit facility provides borrowings in a maximum amount of $120.0 million, subject to a borrowing base formula and certain reserves. At September 30, 2011, the Company had cash of approximately $60.1 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to borrowing base and certain reserves. Management believes that the resources described above will be sufficient to fund working capital requirements, planned capital expenditures, payments to our pension plan and dividends over the next twelve months.

The Company’s primary uses of cash over the next twelve months are expected to consist of expenditures related to:

•                                          Funding operations;

•                                          Capital spending;

•                                          Pension plan funding; and

•                                          Dividends to stockholders.

Dividend Declared

On November 17, 2011, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock. This quarterly dividend amount of $0.22 per share represents a ten percent increase from previous quarterly per share dividend amounts. The dividend is payable December 15, 2011 to stockholders of record at the close of business on December 1, 2011. The aggregate cash payout based on current shares outstanding will be approximately $2.7 million, or approximately $10.7 million on an annualized basis.

Outlook

As with past first quarter periods, the first quarter performance of fiscal 2012 is expected to be impacted by a reduced number of production and shipment days available due to holidays, vacations, maintenance projects and capital projects. The reduced number of production and ship days correspondingly reduces the level of net income that can be achieved. Management anticipates that pounds shipped in the first quarter of fiscal 2012 will be approximately 10% to 15% lower than the fourth quarter of fiscal 2011. The reduction in volume as compared to the fourth quarter of fiscal 2011, and the corresponding reduction in absorption of fixed costs and gross margin dollars, is expected to unfavorably impact net income in the first quarter of fiscal 2012 by 10% to 20% as compared to the fourth quarter of fiscal 2011. Management also anticipates that net income in the second quarter of fiscal 2012 will improve from the first quarter to equal or possibly slightly exceed the net income of the fourth quarter of fiscal 2011.

Management expects net income for fiscal 2012 to exceed the net income of fiscal 2011. However, due to the continued competitive environment and the current uncertainty of the economic environment, the amount of any improvement from fiscal 2011 to fiscal 2012 is uncertain.

Earnings Conference Call

The Company will host a conference call on Friday, November 18, 2011 to discuss its results for the fiscal year ended September 30, 2011.  Mark Comerford, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, November 18, 2011	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)
8:00a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a replay will be available from Friday, November 18th at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, December 2, 2011. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Account: 286	Conference: 381868

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Non-GAAP Measure

This press release includes the non-GAAP financial measures described below. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in the attached financial statements, provides meaningful information and therefore we use it to supplement our GAAP disclosures. These non-GAAP measures may be different than those used by other companies. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.

In fiscal 2011, the Company recorded a one-time, non-cash tax charge to reduce its deferred tax asset due to an enacted state income tax rate reduction. This type of charge has not occurred frequently and is not expected to occur again in the foreseeable future. The Company believes that excluding this charge will provide investors with a basis to compare the Company’s core operating results in different periods without this variability.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward-looking.  In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2012 and beyond, volume and pricing trends and expectations, cost reduction strategies and their anticipated results, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Year Ended September 30, 2010	Year Ended September 30, 2011
Net revenues	$381,543	$542,896
Cost of sales	327,712	449,116
Gross profit	53,831	93,780
Selling, general and administrative expense	35,470	41,215
Research and technical expense	2,828	3,259
Operating income	15,533	49,306
Interest income	(209)	(248)
Interest expense	150	156
Income before income taxes	15,592	49,398
Provision for income taxes	6,717	18,270
Net income	$8,875	$31,128
Net income per share:
Basic	$0.74	$2.55
Diluted	$0.73	$2.54
Weighted average shares outstanding:
Basic	12,049,779	12,067,555
Diluted	12,159,529	12,149,866

	Year Ended September 30,
	2010	2011
Reconciliation of non-GAAP net income:
Net income excluding non-cash tax charge	$8,875	$31,860
Tax charge to reduce deferred tax asset due to an enacted state income tax rate reduction	—	732
Net income as reported	$8,875	$31,128

Reconciliation of non-GAAP EPS:
Diluted earnings per share excluding non-cash tax charge	$0.73	$2.60
Tax charge to reduce deferred tax asset due to an enacted state income tax rate reduction	—	0.06
Diluted earnings per share as reported	$0.73	$2.54

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2010	September 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$63,968	$60,062
Restricted cash—current portion	110	—
Accounts receivable, less allowance for doubtful accounts of $1,116 and $1,129 respectively	62,851	87,680
Inventories	231,783	250,051
Income taxes receivable	698	2,573
Deferred income taxes	10,554	9,341
Other current assets	1,666	1,728
Total current assets	371,630	411,435
Property, plant and equipment, net	107,043	110,678
Deferred income taxes—long term portion	62,446	65,113
Prepayments and deferred charges	3,753	2,903
Other intangible assets, net	6,671	6,440
Total assets	$551,543	$596,569
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,284	$49,086
Accrued expenses	15,780	19,698
Revolving credit facility	—	—
Accrued pension and postretirement benefits	18,758	21,390
Deferred revenue—current portion	2,500	2,500
Current maturities of long-term obligations	109	—
Total current liabilities	71,431	92,674
Long-term obligations (less current portion)	1,324	1,348
Deferred revenue (less current portion)	37,829	35,329
Non-current income taxes payable	308	323
Accrued pension and postretirement benefits	174,802	194,042
Total liabilities	285,694	323,716
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,144,079 and 12,204,179 shares issued and outstanding at September 30, 2010 and September 30, 2011, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	229,197	231,842
Accumulated earnings	102,677	124,047
Accumulated other comprehensive loss	(66,037)	(83,048)
Total stockholders’ equity	265,849	272,853
Total liabilities and stockholders’ equity	$551,543	$596,569

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Year Ended September 30, 2010	Year Ended September 30, 2011
Cash flows from operating activities:
Net income	$8,875	$31,128
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	11,316	11,528
Amortization	559	561
Impairment of goodwill	—	—
Stock compensation expense	1,537	1,752
Excess tax benefit from option exercises	—	(166)
Deferred revenue	(2,500)	(2,500)
Deferred income taxes	2,661	9,044
Loss on disposition of property	232	145
Change in assets and liabilities:
Accounts receivable	(15,786)	(24,806)
Inventories	(49,483)	(17,859)
Other assets	(2,130)	805
Accounts payable and accrued expenses	10,481	17,966
Income taxes	23,653	(1,540)
Accrued pension and postretirement benefits	(8,434)	(6,454)
Net cash provided by (used in) operating activities	(19,019)	19,604
Cash flows from investing activities:
Additions to property, plant and equipment	(12,340)	(14,445)
Change in restricted cash	110	110
Net cash used in investing activities	(12,230)	(14,335)
Cash flows from financing activities:
Dividends paid	(9,707)	(9,758)
Net decrease in revolving credit facility	—	—
Proceeds from exercise of stock options	—	706
Excess tax benefit from option exercises	—	166
Payment for debt issuance cost	—	(330)
Changes in long-term obligations	(159)	(85)
Net cash used in financing activities	(9,866)	(9,301)
Effect of exchange rates on cash	(12)	126
Increase (decrease) in cash and cash equivalents:	(41,127)	(3,906)
Cash and cash equivalents:
Beginning of period	105,095	63,968
End of period	$63,968	$60,062

Schedule 4

Quarterly Data

The unaudited quarterly results of operations of the Company for the years ended September 30, 2011 and 2010 are as follows:

	2011
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$106,351	$139,114	$143,122	$154,309
Gross profit	17,869	20,593	25,321	29,997
Net income	5,256	6,216	8,397	11,259
Net income per share:
Basic	$0.44	$0.52	$0.70	$0.92
Diluted	$0.43	$0.51	$0.69	$0.92

	2010
	Quarter Ended
	December 31	March 31	June 30	September 30
Net revenues	$81,008	$94,619	$101,271	$104,646
Gross profit	6,845	10,190	16,854	19,942
Net income (loss)	(1,286)	956	3,747	5,458
Net income (loss) per share:
Basic	$(0.11)	$0.08	$0.31	$0.46
Diluted	$(0.11)	$0.08	$0.31	$0.45